EXHIBIT 99.1








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                                                FOR IMMEDIATE RELEASE
                                                APRIL 27, 2005
                                                FOR ADDITIONAL INFORMATION
                                                CONTACT:  RANDY J SIZEMORE
                                                          SR VICE PRESIDENT, CFO
                                                          (260) 358-4680



                    NORTHEAST INDIANA BANCORP, INC. ANNOUNCES
                    TENTH ANNUAL SHAREHOLDER MEETING DATE AND
                             QUARTERLY CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc., (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will hold its tenth annual shareholders' meeting on June 15, 2005 at 1:00 PM eastern standard time. The meeting will be held in the boardroom of First Federal Savings Bank at 100 Frontage Road, Huntington Indiana.

The Company also announced a quarterly cash dividend of $0.15 per common share. This cash dividend will be payable on May 24, 2005 to common shareholders of record on May 10, 2005.

The book value of NEIB's stock was $18.34 per common share as of March 31, 2005. The last reported trade of the Company's stock at the close of business on April 26, 2005 was $20.28 per common share and the number of outstanding common shares was 1,411,279 as of the same date. The company reported total assets of $232.6 million as of March 31, 2005.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The Company offers a full array of banking, trust, and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The Company is traded on The NASDAQ Stock Market under the symbol "NEIB".